Exhibit 99.2

Moody's Corporation
International Flavors & Fragrances Inc.
DENTSPLY International Inc.
Varian Medical Systems, Inc.
QEP Resources, Inc.
CME Group Inc.
KLA-Tencor Corporation
Citrix Systems, Inc.
TECO Energy, Inc.
Health Care REIT, Inc.
Diamond Offshore Drilling, Inc.
Cerner Corporation
Ventas, Inc.
Pall Corporation
Vulcan Materials Company
Legg Mason Inc.
Sigma-Aldrich Corporation
Teradata Corporation
General Growth Properties, Inc
Analog Devices, Inc.
Garmin Ltd.
Huntington Bancshares Incorporated
Vornado Realty Trust
Scripps Networks Interactive, Inc.
Avago Technologies Limited
Paychex, Inc.
Denbury Resources Inc.
Marriott International, Inc.
Equity Residential
Xilinx Inc.
Kansas City Southern
Under Armour, Inc.
Equifax Inc.
Autodesk, Inc.
Intuitive Surgical, Inc.
Monster Beverage Corporation
Comerica Incorporated
Boston Properties Inc.
PerkinElmer Inc.
Stericycle, Inc.
Total System Services, Inc.
Zions Bancorporation
Regeneron Pharmaceuticals, Inc.
HCP, Inc.

Allegion Plc
Edwards Lifesciences Corp.
Public Storage
Cimarex Energy Co.
Microchip Technology Inc.
Waters Corporation
EQT Corporation
Prologis, Inc.
Range Resources Corporation
Newfield Exploration Co.
Cabot Oil & Gas Corporation
Altera Corp.
Intercontinental Exchange, Inc.
Dun & Bradstreet Corp.
E*TRADE Financial Corporation
Rowan Companies plc
Akamai Technologies, Inc.
Alexion Pharmaceuticals, Inc.
Red Hat, Inc.
FLIR Systems, Inc.
F5 Networks, Inc.
Avalonbay Communities Inc.
Linear Technology Corporation
Plum Creek Timber Co. Inc.
Vertex Pharmaceuticals Incorporated
The Macerich Company
People's United Financial Inc.